SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it expressly adopts as its own the registration statement of its predecessor The Enterprise Group of Funds, Inc., a Maryland corporation, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection therewith submits the following information:


Name:   The Enterprise Group of Funds II, Inc.
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Address of Principal Business Office (No. & Street, City, State Zip Code):

3343 Peachtree Road, Suite 450, Atlanta, Georgia 30326
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Telephone Number (including area code):  (404) 261-1116
                                         ---------------------------------------

Name and Address of Agent for Service of Process:

Patricia Louie,  Vice  President and Associate  General  Counsel,  AXA Equitable
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Life  Insurance Company,  1290 Avenue of the Americas, New York, New York  10104
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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]  NO [  ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this amendment to the notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 28th day of December 2004.


                                          THE ENTERPRISE GROUP OF
                                          FUNDS II, INC.



                                          By:  /s/ Steven M. Joenk
                                               ---------------------------------
                                               Name:  Steven M. Joenk
                                               Title: President

Attest: /s/ Patricia Louie
        Name:  Patricia Louie
        Title: Assistant Secretary